Exhibit 99.1

Sotera Health Reports First-Quarter 2023 Results
•Q1 2023 net revenues of $221 million decreased 7%, compared to Q1 2022, primarily driven by Nordion Cobalt-60 harvest schedule timing, as expected
•Q1 2023 net income of $3 million or $0.01 per diluted share, compared to net income of $31 million or $0.11 per diluted share in Q1 2022
•Q1 2023 Adjusted EBITDA of $98 million decreased 15%, compared to Q1 2022, driven by Nordion Cobalt-60 harvest schedule timing, as expected
•Q1 2023 Adjusted EPS of $0.13 decreased by $0.09 per diluted share, compared to Q1 2022
•Total debt of $2.3 billion and net leverage ratio of 3.4x as of March 31, 2023
•Company reaffirms 2023 outlook
CLEVELAND, OH, May 3, 2023 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three months ended March 31, 2023.

First-quarter 2023 net revenues decreased 6.8% to $221 million, compared with $237 million in the first-quarter 2022. Net revenues decreased 5.3% on a constant currency basis. Net income (“net income”) was $3 million, or $0.01 per diluted share, compared with net income of $31 million, or $0.11 per diluted share in the first-quarter 2022. Adjusted EBITDA for the first-quarter 2023 decreased by 14.6% to $98 million compared to $115 million in the first-quarter 2022. First-quarter 2023 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) was $0.13, compared to $0.22 in the first-quarter 2022. Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures; please refer to the section “Non-GAAP Financial Measures” provided later in this release.

“As we outlined in our fourth-quarter 2022 earnings call, our first-quarter total revenue was below the same quarter last year, driven by the anticipated timing of Nordion Cobalt-60 harvest schedules and lower volumes for the Nelson Labs and Sterigenics businesses, which is typical for the first quarter of the year,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “We continue to expect financial contribution from Sterigenics and Nelson Labs to increase as we move through the year, in a similar cadence to prior years. Additionally, we are still forecasting Nordion’s Cobalt-60 harvest schedules to be uneven, with approximately 75% of Nordion’s full-year revenue occurring in the back half of the year.”

Petras continued, “Looking to the remainder of the year, we feel good about how we are positioned and are reaffirming the 2023 revenue and adjusted EBITDA growth outlook of 5% to 9% that we first provided in February. As always, we remain focused on supporting our global team members and customers while delivering on our mission of Safeguarding Global Health®.”
First-Quarter Review by Business Segment
Sterigenics
For first-quarter 2023, Sterigenics’ net revenue was $160 million, an increase of 7.0% compared to the first quarter a year ago. Segment income was $83 million, an increase of 4.3%.

Net revenue and segment income growth for the first-quarter 2023 were driven by favorable pricing as well as volume and mix, partially offset by unfavorable changes in foreign currency exchange rates.
Segment income margin decline was driven by the impacts referenced above, offset by the impact of current staffing levels versus the typical lighter first-quarter volume relative to the remainder of the year, as well as inflation.

Nordion
For first-quarter 2023, Nordion net revenue was $9 million, a decrease of 74.9% compared to the first quarter a year ago. Segment income decreased 91.9% to $2 million.

The decreases in net revenue, segment income and segment income margin for the first-quarter 2023 were driven by anticipated volume decline and change in mix due to Cobalt-60 (“Co-60”) harvest schedule timing, and an unfavorable impact from changes in foreign currency exchange rates.

Nelson Labs
For first-quarter 2023, Nelson Labs net revenue was $52 million, a decrease of 2.3% compared to the first quarter a year ago. Segment income decreased by 17.3% to $14 million.
The decline in net revenue for the first-quarter 2023 was driven by volume decline and change in mix and an unfavorable impact from changes in foreign currency exchange rates, partially offset by favorable pricing.

Segment income and segment income margin declines were driven by the factors referenced above, as well as the impact of current staffing levels versus the typical lighter first-quarter volume relative to the remainder of the year.
Balance Sheet and Liquidity
As of March 31, 2023, Sotera Health had $2.3 billion in total debt, and $648 million in cash and cash equivalents, compared to $2.0 billion in total debt and $395 million in cash and cash equivalents as of December 31, 2022. The Company closed on a $500 million Term Loan B during the first-quarter 2023, which along with cash on hand, was used to pay off the $200 million of borrowings under the Company’s revolving credit facility and to fund into escrow the $408 million related to the ethylene oxide (“EO”) settlement (the “Illinois EO Settlement”), which occurred on May 1, 2023. The Company used the remaining proceeds to further enhance liquidity and for general corporate purposes. The $408 million will be held as restricted cash on the balance sheet in the second-quarter 2023. During the first quarter, the Company also closed on an amendment to its First Lien Credit Agreement, which added revolving loan commitments of $76.3 million and increased the total aggregate principal amount of available commitments to $423.8 million. As of March 31, 2023 the Company had no balance outstanding on its revolving credit facility. Sotera Health’s net leverage ratio as of March 31, 2023 was 3.4x. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
Reaffirming 2023 Outlook
Today, Sotera Health is reaffirming the 2023 outlook first provided on February 28, 2023. That outlook is:
•Net revenues in the range of $1.055 to $1.090 billion, representing growth of approximately 5% to 9%, compared to the prior year,

•Adjusted EBITDA in the range of $530 to $550 million, representing growth of approximately 5% to 9%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income in the range of 30% to 33%,
•Adjusted EPS in the range of $0.78 to $0.86, representing a decline of 10% to 19% versus the prior year, primarily driven by increased interest expense and an increased tax rate,
•A fully diluted share count in the range of 283 to 285 million shares on a weighted-average basis,
•Capital expenditures in the range of $185 to $215 million, and
•2023 year-end Net Leverage Ratio to be within the long-term stated range of 2.0x - 4.0x.

The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Net Leverage Ratio without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of EO and Co-60, the impact of inflationary trends including the impact on energy prices and the supply of labor, and the expectation that exchange rates as of March 31, 2023 remain constant for the remainder of 2023. Our outlook is based on current plans and expectations and is subject to a number of known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-866-777-2509 if dialing in from the United States, or 1-412-317-5413 if dialing in from other locations. For direct connection to the conference call, participants are strongly encouraged to preregister by clicking on this link. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be available later in the day on May 3rd.
Upcoming Investor Events
•Sotera Health 2023 Annual Meeting of Shareholders at 9:00 a.m. Eastern Time, May 25, 2023
Live and archived webcasts and presentations associated with the conferences listed above may be accessed on the Investor Relations section of the Sotera Health website at: Presentation & Events | Sotera Health.

Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.

Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of, EO or Co-60, including geopolitical risks related to the supply of Co-60 from Russia; foreign currency exchange rates and changes in those rates; changes in industry trends, environmental, health and safety regulations or preferences; satisfaction of conditions to completing the Illinois EO Settlement, including the participation by substantially all Illinois plaintiffs in the settlement; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; adverse judgments against two of our subsidiaries in the Illinois EO tort litigation, which if the Illinois EO Settlement is not successful may require an appellate bond or alternative form of security to appeal, and plaintiff efforts to enforce judgments against us, any of which may have an adverse impact on our liquidity in the near and long terms, or may cause the need for us to increase our borrowings and, consequently, increase our interest expense; uncertainty in the capital markets and other risks to our ability to raise additional debt financing on reasonable terms or at all, including availability of capital and the impact of future litigation developments on our ability to access capital markets; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt, Net Leverage Ratio and constant currency financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.

We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson                        Sally J. Curley, IRC
Vice President & Treasurer, Sotera Health        Curley Global IR, LLC
IR@soterahealth.com                     IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
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Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Service	$214,510	$206,218
Product	6,080	30,536
Total net revenues	220,590	236,754
Cost of revenues:
Service	104,210	94,576
Product	4,877	13,303
Total cost of revenues	109,087	107,879
Gross profit	111,503	128,875
Operating expenses:
Selling, general and administrative expenses	61,910	59,542
Amortization of intangible assets	16,227	15,841
Total operating expenses	78,137	75,383
Operating income	33,366	53,492
Interest expense, net	28,870	10,404
Foreign exchange loss	347	788
Other income, net	(1,253)	(2,967)
Income before income taxes	5,402	45,267
Provision for income taxes	2,560	14,626
Net income	2,842	30,641

Earnings per share
Basic	$0.01	$0.11
Diluted	0.01	0.11
Weighted average number of common shares outstanding
Basic	280,691	279,829
Diluted	282,977	279,908

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Segment revenues:
Sterigenics	$159,997	$149,462
Nordion	8,551	34,002
Nelson Labs	52,042	53,290
Total net revenues	$220,590	$236,754
Segment income:
Sterigenics	$82,840	$79,403
Nordion	1,526	18,903
Nelson Labs	14,102	17,043
Total segment income	98,468	115,349
Less adjustments:
Interest expense, net(a)	26,540	16,750
Depreciation and amortization(b)	39,538	36,049
Share-based compensation(c)	7,348	4,538
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	535	(6,552)
Acquisition and divestiture related charges, net(e)	592	(160)
Business optimization project expenses(f)	2,534	104
Plant closure expenses(g)	(895)	671
Professional services and other expenses relating to EO sterilization facilities(h)	16,302	18,059
Accretion of asset retirement obligation(i)	572	520
COVID-19 expenses(j)	—	103
Consolidated income before income taxes	$5,402	$45,267
(a)The three months ended March 31, 2023 excludes $2.3 million of interest expense, net on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three months ended March 31, 2022 excludes a $6.3 million net increase in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents share-based compensation expense to employees and Non-Employee Directors.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(f)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The three months ended March 31, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(h)Represents litigation and other professional fees associated with our EO sterilization facilities. This amount also includes $2.3 million of interest expense, net associated with Term Loan B that was issued to finance the $408.0 million cost to settle 880+ pending and threatened EO claims against the Defendant Subsidiaries in Illinois under Settlement Agreements entered into on March 28, 2023, subject to substantially all of the plaintiffs providing opt-in consents to their individual settlement allocations and dismissing their claims with prejudice.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$660,180	$396,294
Accounts receivable, net	109,163	118,482
Inventories, net	46,736	37,145
Other current assets	107,720	93,089
Total current assets	923,799	645,010
Property, plant, and equipment, net	816,164	774,527
Operating lease assets	24,941	26,481
Other intangible assets, net	471,860	491,265
Goodwill	1,103,420	1,101,768
Other assets	73,989	78,654
Total assets	$3,414,173	$3,117,705
Liabilities and equity
Total current liabilities	$600,149	$791,567
Long-term debt, less current portion	2,222,333	1,747,115
Other noncurrent liabilities	167,340	160,761
Deferred income taxes	63,226	68,024
Total liabilities	3,053,048	2,767,467
Total equity	361,125	350,238
Total liabilities and equity	$3,414,173	$3,117,705

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net income	$2,842	$30,641
Non-cash items	47,239	41,231
Changes in operating assets and liabilities	(16,210)	(21,905)
Net cash provided by operating activities	33,871	49,967
Investing activities:
Purchases of property, plant and equipment	(45,000)	(35,546)
Adjustments to purchase of Regulatory Compliance Associates Inc.	—	63
Other investing activities	32	—
Net cash used in investing activities	(44,968)	(35,483)
Financing activities:
Proceeds from long-term borrowings	500,000	—
Payment on revolving credit facility	(200,000)	—
Payments of debt issuance costs	(24,457)	(31)
Other financing activities	(1,627)	(418)
Net cash used in financing activities	273,916	(449)
Effect of exchange rate changes on cash and cash equivalents	1,067	487
Net increase in cash and cash equivalents, including restricted cash	263,886	14,522
Cash and cash equivalents, including restricted cash, at beginning of period	396,294	106,924
Cash and cash equivalents, including restricted cash, at end of period	$660,180	$121,446

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$35,456	$15,809
Cash paid during the period for income taxes, net of tax refunds received	14,014	13,505
Purchases of property, plant and equipment included in accounts payable	13,061	9,508

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net income	$2,842	$30,641
Amortization of intangible assets	20,607	20,182
Share-based compensation(a)	7,348	4,538
Gain on foreign currency and derivatives not designated as hedging instruments, net(b)	535	(6,552)
Acquisition and divestiture related charges, net(c)	592	(160)
Business optimization project expenses(d)	2,534	104
Plant closure expenses(e)	(895)	671
Professional services and other expenses relating to EO sterilization facilities(f)	16,302	18,059
Accretion of asset retirement obligation(g)	572	520
COVID-19 expenses(h)	—	103
Income tax benefit associated with pre-tax adjustments(i)	(12,392)	(7,852)
Adjusted Net Income	38,045	60,254
Interest expense, net(j)	26,540	16,750
Depreciation(k)	18,931	15,867
Income tax provision applicable to Adjusted Net Income(l)	14,952	22,478
Adjusted EBITDA(m)	$98,468	$115,349

Net Revenues	$220,590	$236,754
Adjusted EBITDA Margin	44.6%	48.7%
Weighted average number of shares outstanding
Basic	280,691	279,829
Diluted	282,977	279,908
Earnings per share:
Basic	$0.01	$0.11
Diluted	0.01	0.11
Adjusted earnings per share:
Basic	$0.14	$0.22
Diluted	0.13	0.22
(a)    Represents share-based compensation expense to employees and Non-Employee Directors.
(b)    Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)    Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)    Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)    Represents professional fees, severance and other payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The three months ended March 31, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(f)    Represents litigation and other professional fees associated with our EO sterilization facilities. This amount also includes $2.3 million of interest expense, net associated with Term Loan B that was issued to finance the $408.0 million cost to settle 880+ pending and threatened EO claims against the Defendant Subsidiaries in Illinois under Settlement Agreements entered into on March 28, 2023, subject to substantially all of the plaintiffs providing opt-in consents to their individual settlement allocations and dismissing their claims with prejudice.
(g)    Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(h)    Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(i)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(j)    The three months ended March 31, 2023 excludes $2.3 million of interest expense, net on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three months ended March 31, 2022 excludes a $6.3 million net increase in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(k)    Includes depreciation of Co-60 held at gamma irradiation sites.
(l)    Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (i).
(m)    $22.9 million and $19.8 million of the adjustments for the three months ended March 31, 2023 and 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of March 31,	As of December 31,
	2023	2022
Current portion of long-term debt	$4,031	$197,119
Long-term debt	$2,222,333	$1,747,115
Current portion of finance leases	8,588	1,722
Finance leases less current portion	61,735	56,955
Total Debt	2,296,687	2,002,911
Less: cash and cash equivalents	(647,948)	(395,214)
Total Net Debt	$1,648,739	$1,607,697

Adjusted EBITDA(a)	$489,368	$506,249
Net Leverage	3.4x	3.2x
(a)Represents Adjusted EBITDA for the twelve months ended March 31, 2023 and December 31, 2022, respectively. Refer to the Adjusted EBITDA reconciliations for detail.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended March 31,	Twelve Months Ended December 31,
	2023	2022
Net income	$(261,369)	$(233,570)
Amortization of intangible assets	81,979	81,554
Share-based compensation(a)	24,021	21,211
Gain on foreign currency and derivatives not designated as hedging instruments, net(b)	10,237	3,150
Acquisition and divestiture related charges, net(c)	2,150	1,398
Business optimization project expenses(d)	4,656	2,226
Plant closure expenses(e)	3,164	4,730
Impairment of investment in unconsolidated affiliate(f)	9,613	9,613
Professional services and other expenses relating to EO sterilization facilities(g)	70,882	72,639
Illinois EO litigation settlement(h)	408,000	408,000
Accretion of asset retirement obligation(i)	2,246	2,194
COVID-19 expenses(j)	52	155
Income tax benefit associated with pre-tax adjustments(k)	(107,621)	(103,081)
Adjusted Net Income	248,010	270,219
Interest expense, net(l)	88,280	78,490
Depreciation(m)	67,064	64,000
Income tax provision applicable to Adjusted Net Income(n)	86,014	93,540
Adjusted EBITDA(o)	$489,368	$506,249

Net Revenues	$987,523	$1,003,687
Adjusted EBITDA Margin	49.6%	50.4%
(a)Represents share-based compensation expense to employees and Non-Employee Directors.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains on interest rate caps not designated as hedging instruments.
(c)Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioScience Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, operating structure realignment and other process enhancement projects.
(e)Represents professional fees, severance and other payroll costs, and other costs, including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The three months ended March 31, 2023 includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(f)Represents an impairment charge on our equity method investment in a joint venture.
(g)Represents litigation and other professional fees associated with our EO sterilization facilities. The twelve months ended March 31, 2023 also includes $2.3 million of interest expense, net associated with Term Loan B that was issued to finance the $408.0 million cost to settle 880+ pending and threatened EO claims against the Defendant Subsidiaries in Illinois under Settlement Agreements entered into on March 28, 2023, subject to substantially all of the plaintiffs providing opt-in consents to their individual settlement allocations and dismissing their claims with prejudice.
(h)Represents the cost to settle 880+ pending and threatened EO claims against the Defendant Subsidiaries in Illinois under settlement Agreements entered into on March 28, 2023, subject to substantially all of the plaintiffs providing opt-in consents to their individual settlement allocations and dismissing their claims with prejudice.
(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(k)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(l)The twelve months ended March 31, 2023 excludes $2.3 million of interest expense, net on Term Loan B attributable to the loan proceeds that will be used to fund the $408.0 million Illinois EO litigation settlement. The twelve months ended March 31, 2023 also excludes an $8.0 million net decrease in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense. The twelve months ended December 31, 2022 excludes a $1.7 million net decrease in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(m)Includes depreciation of Co-60 held at gamma irradiation sites.
(n)Represents the difference between income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (k).
(o)$86.7 million and $83.6 million of the adjustments for the twelve months ended March 31, 2023 and December 31, 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.